Exhibit 10.2

Execution Version

TRANSITION SERVICES AGREEMENT

dated as of June 29, 2015

by and between

MASCO CORPORATION

and

TOPBUILD CORP.

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions	3

ARTICLE 2
PURCHASE AND SALE OF SERVICES

Section 2.01. Purchase and Sale of Services	7
Section 2.02. Third Party Licenses and Consents	7
Section 2.03. Third Party Providers	8
Section 2.04. Cooperation	8

ARTICLE 3
SERVICE COSTS; OTHER CHARGES

Section 3.01. Service Costs Generally	8
Section 3.02. Taxes	9
Section 3.03. Invoicing and Settlement	9

ARTICLE 4
THE SERVICES

Section 4.01. Standards of Service	9
Section 4.02. Changes to Services	10
Section 4.03. Management of Services By Provider	10
Section 4.04. Liaisons	10
Section 4.05. Special Rules for Tax Services	11

ARTICLE 5
DISCLAIMER, LIABILITY AND INDEMNIFICATION

Section 5.01. EXCLUSION OF WARRANTIES	11
Section 5.02. Limitation of Liability	11
Section 5.03. Indemnification of Provider by Recipient	12
Section 5.04. Indemnification of Recipient by Provider	12
Section 5.05. Indemnification as Exclusive Remedy	13
Section 5.06. Conduct of Proceedings	13

ARTICLE 6
TERM AND TERMINATION

Section 6.01. Term	13

SCHEDULES

Schedule A —                   Services

EXHIBITS

Exhibit A — Tax Services

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of June 29, 2015 by and between Masco Corporation, a Delaware corporation (“Masco”) and TopBuild Corp., a Delaware corporation (“TopBuild”).

RECITALS

WHEREAS, Masco and TopBuild have entered enter into a Separation and Distribution Agreement dated as of June 29, 2015 (as amended from time to time, the “Separation and Distribution Agreement”) providing for the distribution by Masco to its stockholders of all of the common stock of TopBuild; and

WHEREAS, the Separation and Distribution contemplates that the parties hereto will enter into this Agreement pursuant to which Masco will provide, or cause to be provided, certain services to TopBuild (and if requested, one or more of its Subsidiaries), and TopBuild will provide, or cause to be provided, certain services to Masco and, if requested, one or more of its Subsidiaries, in each case on the terms and conditions set forth herein.

ACCORDINGLY, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and permitted assigns, hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  (a)  Any capitalized term that is used, but not defined, herein shall have the meaning assigned to such term in the Separation and Distribution Agreement, or if not defined therein, the Tax Matters Agreement.

(b)         As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  Notwithstanding any provision of this Agreement to the contrary (except where the relevant provision states explicitly to the contrary), no member of the Masco Group, on the one hand, and no member of the TopBuild Group, on the other hand, shall be deemed to be an Affiliate of the other.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty,

convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Change of Control” means, with respect to Masco or TopBuild, the occurrence of any of the following: (i) a “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes a beneficial owner, directly or indirectly, of equity representing fifty percent (50%) or more of the total voting power of Masco’s or TopBuild’s, as applicable, then outstanding equity capital; (ii) such entity merges into, is consolidated with or effects an amalgamation with another Person, or merges another Person into such entity, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving Person immediately after such merger, consolidation or amalgamation is represented by equity held directly or indirectly by former equityholders of (and in respect of their former equity holdings in) such entity immediately prior to such merger, consolidation or amalgamation; and (iii) such entity directly or indirectly sells, transfers or exchanges all, or substantially all, of its assets to another Person unless at least fifty percent (50%) of the total voting power of the transferee is directly or indirectly owned by the equityholders of Masco or TopBuild, as applicable, in respect of their former equity holdings in Masco or TopBuild immediately prior to transfer; provided that in no event shall the consummation, execution or closing of the Spin-Off constitute a Change of Control with respect to Masco or TopBuild.

“Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Time” has the meaning set forth in the Separation and Distribution Agreement.

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either party (or any of their Affiliates).

“Group” means, as the context requires, the TopBuild Group or the Masco Group.

“Insolvency Event” means with respect to either party, as applicable, (i) the making by such party of any assignment for the benefit of creditors of all or substantially all of its assets or the admission by such party in writing of its inability to pay all or substantially all of its debts as they become due; (ii) the adjudication of such party as bankrupt or insolvent or the filing by such party of a petition or application to any tribunal for the appointment of a trustee or receiver for such party or any substantial part of the assets of such party; or (iii) the commencement of any voluntary or involuntary bankruptcy proceedings (and, with respect to involuntary bankruptcy proceedings, the failure of such proceedings to be discharged within 60 days), reorganization proceedings or similar proceeding with respect to such party or the entry of an order appointing a trustee or receiver or approving a petition in any such proceeding.

“Intercompany Charge-Out Rate” means with respect to any Service, the rate applicable to such Service as set forth opposite such Service in the fourth column of Schedule A representing the blended rate for all Services that has been agreed by the parties.

“Interest Rate” means the lesser of (i) the one-month LIBOR rate as published in the Wall Street Journal plus 2.00% or (ii) the maximum rate of interest permitted to be charged by the applicable Governmental Authority.

“Masco Entity” means any member of the Masco Group.

“Masco Systems” means any computer hardware or software program or routine or part thereof owned, licensed or provided by any Masco Entity or any of their suppliers on any Masco Entity’s behalf, each as modified, maintained or enhanced from time to time by any Masco Entity, any TopBuild Entity or any third party.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Provider Group” means, as the context requires, the Masco Group, in the case of Services to be provided by Masco, or the TopBuild Group, in the case of Services to be provided by TopBuild.

“Recipient Entity” means any member of the Recipient Group.

“Recipient Group” means, as the context requires, the Masco Group, in the case of Services to be received by the Masco Group, or the TopBuild Group, in the case of Services to be received by the TopBuild Group.

“Schedule” means a Schedule attached hereto forming part of this Agreement.

“Service Costs” means the reasonable and actual out-of-pocket costs attributable to the provision of the applicable Service, calculated as the product of (i) the Intercompany Charge-Out Rate and (ii) the number of hours attributable to the provision of such Service.  The parties agree that such costs with respect to any given good or service will be considered reasonable if the relevant out-of-pocket cost for such good or service either (x) does not exceed the comparable cost being paid by Provider or an Affiliate for such good or service prior to the Distribution Time or (y) does not exceed the cost being paid by Provider or an Affiliate for such good or service being rendered to Provider or its Affiliates not in connection with the provision of the Services.

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Systems” means the Masco Systems or the TopBuild Systems, individually, or the Masco Systems and the TopBuild Systems, collectively, as the context may indicate or require.

“Tax Service Provider” means, pursuant to the terms set forth in Article 2 of this Agreement and in consideration of the payment of the Service Costs pursuant to Exhibit A of this Agreement, after the Distribution Time, Masco (in its capacity as a provider of Services).

“Tax Service Recipient” means, pursuant to the terms set forth in Article 2 of this Agreement and in consideration of the payment of the Service Costs pursuant to Exhibit A of this Agreement, after the Distribution Time, TopBuild (in its capacity as a recipient of Services).

“TopBuild Entity” means any member of the TopBuild Group.

“TopBuild Systems” means any computer hardware or software program or routine or part thereof owned, licensed or provided by any TopBuild Entity or any of their suppliers on any TopBuild Entity’s behalf, each as modified, maintained or enhanced from time to time by any TopBuild Entity, any Masco Entity or any third party.

(c)                        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Actions	5.03
Agreement	Preamble
Baseline Period	4.01(a)
Confidential Information	7.01
End Date	Section 6.01
force majeure	8.03
Invoice Date	3.03(a)
Liaison	Section 4.04

Masco	Preamble
Tax Services	Section 4.05
Tax Systems	Section 4.05(a)
TopBuild	Preamble
Payment Date	3.03(b)
Provider	Section 2.01
Provider Indemnified Person	5.02
Recipient	Section 2.01
Recipient Indemnified Person	5.04
Separation and Distribution Agreement	Recitals
Services	Section 2.01

ARTICLE 2
PURCHASE AND SALE OF SERVICES

Section 2.01.  Purchase and Sale of Services.  (a)  On the terms and subject to the conditions of this Agreement and in consideration of the payment of the Service Costs in accordance with Section 3.01, after the Distribution Time, each of Masco and TopBuild (each in its capacity as a provider of Services, “Provider”) agrees to provide to the other party (in its capacity as a recipient of Services, “Recipient”), or procure the provision to Recipient of, and Recipient agrees to purchase from Provider, the transition services set forth on Schedule A as Services to be provided by the relevant Provider (the “Services”).

(b)                       It is understood that (i) the Services to be provided to Recipient under this Agreement shall, at Recipient’s request, be provided to Recipient or any other Person that is a Subsidiary of Recipient (and to the extent Services are so provided, references to “Recipient” (and related references) shall be construed accordingly as the context requires), and (ii) Provider may satisfy its obligation to provide or procure Services hereunder by causing one or more of its Affiliates to provide or procure such Services (and, to the extent Services are so provided, references to “Provider” (and related references) shall be construed accordingly as the context requires), which Affiliates it may change at its discretion from time to time; provided that Provider shall remain responsible for the performance of such Affiliates.  With respect to Services provided to, or procured on behalf of, any Subsidiary of Recipient, Recipient agrees to pay on behalf of such Subsidiary, or cause such Subsidiary to pay, all amounts payable by or in respect of such Services pursuant to this Agreement.

(c)                        Except for the Services expressly contemplated to be provided in accordance with this Section 2.01, Provider shall have no obligation under this Agreement to provide any services to the Recipient Group.

Section 2.02.  Third Party Licenses and Consents.  Provider and Recipient shall use commercially reasonable efforts to obtain, and to keep and maintain in effect, all governmental or third party licenses and consents required for the provision of any Service by Provider in accordance with the terms of this Agreement; provided that, if Provider is unable to obtain any such license or consent, Provider shall promptly notify Recipient in writing and shall, and shall cause its Affiliates to, use commercially reasonable efforts to implement an appropriate alternative arrangement.  The costs relating to obtaining any such licenses or consents shall be borne by Recipient; provided that Provider shall not incur any such costs without the prior written consent of Recipient.  If any such license, consent or alternative arrangement is not available despite the commercially reasonable efforts of Provider and its Affiliates or as a result of Recipient failing to consent to the incurrence of costs relating to obtaining any such license or consent, Provider shall not be required to provide the affected Services.

Section 2.03.  Third Party Providers.  If Provider receives written notice from any third party service provider that such Person intends to terminate a service pursuant to which Provider provides a Service to Recipient, then Provider shall provide a copy of such written notice to Recipient and shall use commercially reasonable efforts to secure the continued provision of that service from such third party or an alternative service provider.  If Provider is unable to secure the continued provision of that service from such third party or an alternative service provider, then Provider shall not be required to provide the affected Service.

Section 2.04.  Cooperation.  Provider and Recipient agree to cooperate in providing for an orderly transition of Services, including Services terminated pursuant to Section 6.02, to Recipient or a successor service provider designated by Recipient.  Such cooperation shall be subject to the provisions hereof relating to the provision of Services including that Recipient shall pay to Provider the Service Costs related thereto.

ARTICLE 3
SERVICE COSTS; OTHER CHARGES

Section 3.01.  Service Costs Generally.  Unless the parties agree in writing to a different arrangement, for each period in which Recipient receives a Service hereunder, Recipient shall pay Provider the Service Costs for the applicable Service. In the case of a termination of any or all Services prior to the End Date (other than (x) a termination of a Service (in whole) under Section 6.02(a), (y) a termination under Section 6.02(c), or (z) a termination under Section 6.02(f) arising from Provider suffering an Insolvency Event), (i) Recipient shall continue to be responsible for the reasonable out-of-pocket costs associated with such Services until the End Date, (ii) Provider shall use reasonable efforts to eliminate such costs referenced in clause (i) as soon as possible and (iii) until such costs referenced in clause (i) are eliminated they will be treated as Service Costs relating to Services provided prior to termination and may be invoiced as incurred.  Provider may not rely on the prior sentence with respect to the costs for a given contract if the contract was entered into in connection with providing the Services and the term of the contract was more than three months unless Recipient approved Provider entering into such contract.  If the End Date is extended pursuant to Section 6.01, the parties shall negotiate in good faith to determine the compensation to be paid to Provider by Recipient for Services to be provided during the period of the extension.

Section 3.02.  Taxes.  (a) Recipient shall pay all applicable sales or use taxes incurred with respect to provision of the Services.  Such taxes shall be incremental to other payments or charges identified in this Agreement.

(b)                       All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by Applicable Law, in which event the amount of the payment due from the party required to make such payment shall be increased to an amount which after any withholding or deduction leaves an amount equal to the payment which would have been due if no such deduction or withholding had been required.

Section 3.03.  Invoicing and Settlement.  (a) Unless any Schedule hereto indicates otherwise or the parties agree in writing to a different arrangement, Provider shall invoice or notify in writing the Recipient on a monthly basis (not later than 30 days after the end of each month) for the charges for Services hereunder for the prior month (the date of delivery of such invoice, the “Invoice Date”).

(b)                       Recipient agrees to pay on or before the date (each, a “Payment Date”) that is 30 days after the Invoice Date by wire transfer of immediately available funds payable to the order of Provider to such account(s) designated by Provider all amounts invoiced by Provider pursuant to Section 3.03(a), except for any portion of those amounts reasonably disputed in good faith.  Payment for amounts reasonably disputed in good faith for any Services may be withheld beyond their due date by Recipient until such dispute is resolved pursuant to Section 4.04, in which event the relevant payment shall include interest at the Interest Rate from the date that is 15 days after the original relevant Payment Date to the actual payment date.  In the event of any overpayments by Recipient, Provider agrees to promptly refund any such overpaid amount to Recipient no later than 15 days from the date it is determined that there has been an overpayment.

ARTICLE 4
THE SERVICES

Section 4.01.  Standards of Service.  (a) The level or volume of any specific Service required to be provided to Recipient hereunder shall be at a level or volume consistent in all material respects with the level or volume, as the case may be, of such specific Service as utilized by the Recipient Group during the twelve month period prior to the Distribution Time (the “Baseline Period”).  Provider agrees to consider in good faith any requests by Recipient to modify the level or volume of any specific Service.  Any modification to which Provider agrees will be on such terms and conditions (including pricing) as the parties shall mutually and reasonably agree.

(b)   The manner, nature, quality and standard of care applicable to the delivery by Provider of the Services hereunder shall be substantially the same as that of similar services which Provider provided to the Recipient Group during the Baseline Period.

(c)   Provider shall have no obligation to provide any Services hereunder in respect of any business, assets or properties not forming part of the Recipient Group’s business as of the Distribution Time.

Section 4.02.  Changes to Services.  It is understood and agreed that Provider may from time to time modify or change the manner, nature, quality and/or standard of care of any Service provided to Recipient to the extent Provider is making a similar change in the performance of such services for the Provider and its Affiliates and provided that any such modification, change or enhancement will not reasonably be expected to materially affect such Service.  Provider shall furnish to Recipient substantially the same notice (in content and timing), if any, as Provider furnishes to its own organization with respect to such modifications or changes.

Section 4.03.  Management of Services By Provider.  Except as may otherwise be expressly provided in this Agreement, the management of and control over the provision of the Services by Provider shall reside solely with Provider and notwithstanding anything to the contrary Provider shall be permitted to choose the personnel, methodology, systems, applications and third party providers it utilizes in the provision of such Services; provided that Provider shall remain responsible for the performance of the Services in accordance with this Agreement.  The provision, use of and access to the Services shall be subject to (i) Provider’s business, operational and technical environment, standards, policies and procedures as in effect from time to time, (ii) Applicable Law and (iii) the terms of this Agreement.

Section 4.04.  Liaisons.  Each party shall designate its Chief Financial Officer (or his or her designee) to act as such party’s primary contact person in connection with the Services, and each party may also designate a separate liaison for each Service provided hereunder (who shall act as such party’s primary contact person in connection with the applicable Service) (each, a “Liaison”).  The Liaisons will oversee the implementation and ongoing operation of this Agreement and shall attempt in good faith to resolve disputes between the parties.  The parties have designated their respective initial Liaisons on Schedule A.  The parties shall ensure that their respective Liaisons shall meet in person or telephonically at such times as are reasonably requested by Provider or Recipient to review and discuss the status of, and any issues arising in connection with, the Services or this

Agreement.  Each party may re-designate its Liaison from time to time; provided that it shall notify the other party in writing of the name and contact information for the newly designated Liaison in accordance with Section 8.05.

Section 4.05.  Special Rules for Tax Services.  This Section 4.05 shall apply to the transition services set forth on Exhibit A (the “Tax Services”).

(a)   Use of Masco Systems.  Tax Service Provider’s obligation to perform each Tax Service is conditional upon Tax Service Recipient’s use of the Masco Systems set forth in Exhibit A, paragraph 2 (the “Tax Systems”), through December 31, 2015 in a manner that is consistent with Tax Service Provider’s historical practice and methodologies for the use of such Tax Systems.  In the event that Tax Service Recipient fails to fully use the Tax Systems in a manner that is consistent with Tax Service Provider’s historical practice through December 31, 2015, Tax Service Provider shall have no obligation to provide any Tax Service hereunder.

(b)   Consistency.  All Tax Services to be provided hereunder relating to the preparation of Tax Service Recipient’s Returns shall be performed using Tax Service Provider’s historical methods of accounting and, to the extent that a position has historically been taken on Tax Service Provider’s Returns, in a manner otherwise consistent with such Tax position.

ARTICLE 5
DISCLAIMER, LIABILITY AND INDEMNIFICATION

Section 5.01.  EXCLUSION OF WARRANTIES.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES ARE PROVIDED “AS-IS” WITH NO WARRANTIES, AND PROVIDER EXPRESSLY EXCLUDES AND DISCLAIMS ANY WARRANTIES UNDER OR ARISING AS A RESULT OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER.

Section 5.02.  Limitation of Liability.  (a)  Recipient agrees that, except for the indemnity obligation set forth in Section 5.04, none of the Provider or its Affiliates or any of its or their respective directors, officers, agents, consultants, representatives and/or employees (each, a “Provider Indemnified Person”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any Recipient Entity or any other Person for or in connection with the Services rendered or to be rendered by or on behalf of any Provider Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of a Provider Indemnified Person in connection with any such Services or the transactions contemplated hereby, except to the extent any damages have resulted from such Provider Indemnified Person’s gross negligence or willful misconduct in connection with any such Services, actions or inactions.

(b)   Notwithstanding the provisions of Section 5.02(a), no Provider Indemnified Person or Recipient Indemnified Person shall be liable for any special, indirect, incidental, consequential or punitive damages of any kind whatsoever in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform Provider’s or Recipient’s obligations under this Agreement, as applicable, except to the extent the same are payable by a party or its Affiliates to an unaffiliated third party in respect of a claim by such third party and are covered by the other party’s indemnification obligations hereunder. This disclaimer applies without limitation (i) to claims arising from the provision of the Services or any failure or delay in connection therewith, (ii) to claims for lost profits or opportunities, (iii) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise, and (iv) regardless of whether such damages are foreseeable or whether Provider or Recipient, as applicable, or any of its Affiliates has been advised of the possibility of such damages.

(c)   In addition to the foregoing, each party hereto agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its damages and those of its Affiliates, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other party to comply fully with its obligations under this Agreement.

Section 5.03.  Indemnification of Provider by Recipient.  Recipient agrees to indemnify and hold harmless each Provider Indemnified Person from and against any damages, and to reimburse each Provider Indemnified Person for all costs, damages, liabilities and fees and expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending any Action) (collectively, but subject to Section 5.02, “Losses”) incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any Provider Indemnified Person is a party (collectively, “Actions”), arising out of or in connection with Services rendered or to be rendered by or on behalf of any Provider Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of any Provider Indemnified Person in connection with any such Services or transactions; provided that Recipient shall not be responsible for any Losses of any Provider Indemnified Person to the extent such Losses have resulted from such Provider Indemnified Person’s gross negligence or willful misconduct in connection with any of such Services, actions or inactions.

Section 5.04.  Indemnification of Recipient by Provider.  Provider agrees to indemnify and hold harmless the Recipient, each of its Affiliates and its and their respective directors, officers, agents, consultants, representatives and/or employees (each, a “Recipient Indemnified Person”) from and against any Losses incurred (including in investigating, preparing, or defending any Action) to the extent such Losses have arisen out of the gross negligence or willful misconduct of any Provider Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

Section 5.05.  Indemnification as Exclusive Remedy.  Without limitation to the termination rights provided under Sections 6.02(b) and 6.02(c) or to the rights under Section 8.08, the indemnification provisions of this Article 5 shall be the exclusive remedy for money damages for breach of this Agreement and any matters relating to this Agreement.

Section 5.06.  Conduct of Proceedings.  Any proceedings relating to indemnification under Section 5.03 or 5.04 shall be conducted in accordance with the procedures set forth in Section 6.04 of the Separation and Distribution Agreement.

ARTICLE 6
TERM AND TERMINATION

Section 6.01.  Term.  Except as otherwise provided in this Article 6 or Section 8.03, the term of this Agreement with respect to each Service shall commence as of the Distribution Time, and shall cease on the earlier of (i) the date set forth in respect of such Service on the applicable Schedule hereto, (ii) the date that is the first anniversary of the Distribution Time (the “End Date,” as may be extended pursuant to the proviso below) or (iii) such earlier date as determined in accordance with Section 6.02; provided that upon giving prior written notice to Provider at least 30 days prior to the then-applicable End Date, Recipient may extend the End Date until a date that is no more than 24 months after the Distribution Time, subject to Recipient and Provider agreeing, pursuant to Section 3.01, to the compensation to be paid to Provider for Services to be provided during the period of extension.  This Agreement shall terminate in its entirety upon the expiration of the terms (as determined pursuant to the preceding sentence) of all Services; provided that the provisions of Articles 3, 5, 6 and 8 and Sections 7.01, 7.02, Section 7.04, and Section 7.07 shall survive any such termination indefinitely.

Section 6.02.  Termination.  (a)  Recipient may from time to time terminate this Agreement with respect to one or more of the Services it receives, in whole or in part, upon giving at least 30 days’ prior notice to Provider.

(b)   Provider may terminate any Service or any part thereof it provides at any time if Recipient shall have failed to perform any of its material obligations under this Agreement relating to any such Service, Provider has notified Recipient in writing of such failure and such failure (i) shall have continued uncured for a period of 30 days after receipt by Recipient of written notice of such failure or (ii) is incapable of remedy.  For the avoidance of doubt, the failure by Recipient to pay the full amount of any invoiced amount when due shall be considered a breach of Recipient’s material obligations under this Agreement, unless such failure to pay results from a good faith dispute in accordance with and subject to Section 3.03(b).

(c)   Recipient may terminate any Service it receives as provided in the applicable Schedule or at any time if Provider shall have failed to perform any of its material obligations under this Agreement relating to any such Service, Recipient has notified Provider in writing of such failure, and such failure (i) shall have continued for a period of 30 days after receipt by Provider of written notice of such failure or (ii) is incapable of remedy.

(d)   At any time following announcement of a transaction involving a Change of Control of Recipient, Provider may elect, by delivery of notice in writing to Recipient, to terminate any or all Services hereunder, such termination to take effect on the date or dates specified by Provider in such notice; provided that without the written consent of Recipient, no such termination of Service shall occur prior to the closing of such Change of Control transaction.

(e)   Upon completion of the sale or other disposition of any portion of the Recipient Group’s business, assets or properties, Provider’s obligation to provide to Recipient, and Recipient’s obligation to pay the Service Cost to Provider for, any Service in respect of the business, assets or properties so disposed shall continue in full force and effect in accordance with the terms and conditions of this Agreement, except as the parties may otherwise agree.

(f)    Either party may terminate this Agreement at any time with immediate effect upon serving written notice upon the other party if the other party suffers an Insolvency Event.

(g)   For the avoidance of doubt, any notice of termination under this Section 6.02 shall be delivered in accordance with Section 8.05.

Section 6.03.  Effect of Termination.  (a)  Other than as required by Applicable Law, upon termination of any Service pursuant to Section 6.02, Provider shall have no further obligation to provide the terminated Service and Recipient shall have no obligation to pay any fees relating to such Services; provided that, notwithstanding such termination, (i) Recipient shall remain liable to Provider for Service Costs and other fees owed and payable in respect of Services provided prior to the effective date of the termination, and (ii) Recipient shall be responsible for the costs referred to in the second sentence to Section 3.01 to the extent set forth therein.

(b)   Termination of this Agreement as provided for herein shall not prejudice or affect any rights or remedies which shall have accrued to either party,

a Recipient Indemnified Person or a Provider Indemnified Person in respect of Services provided or to have been provided prior to termination.

ARTICLE 7
ADDITIONAL AGREEMENTS

Section 7.01.  Confidential Information.  (a)  The parties hereby covenant and agree to keep, and to cause its Affiliates to keep, confidential all Confidential Information relating to the other party or any of such other party’s Affiliates.  Without limiting the generality of the foregoing, each party shall, and shall cause its Affiliates and its and their employees and agents to, exercise the same level of care with respect to Confidential Information relating to the other party or any of its Affiliates as it would with respect to proprietary information, materials and processes relating to itself or any of its Affiliates.  “Confidential Information” shall mean all confidential and proprietary information, materials and processes relating to a party or any Affiliate of such party obtained by the other party or any Affiliate of such other party at any time (whether prior to or after the date hereof) in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) to the extent arising out of the rendering or receipt of Services hereunder (or preparations for the same or for the termination thereof) and shall include, but not be limited to, economic and business information or data, business plans, computer software and information relating to employees, vendors, customers, products, financial performance and projections, processes, strategies and systems but shall not include (i) information of the other party or its Affiliates which is or becomes generally available to the public other than by release in violation of the provisions of this Section 7.01, (ii) information of the other party or its Affiliates which is or becomes available on a non-confidential basis to a party from a source other than the other party or its Affiliates, provided the party in question reasonably believes that such source is not or was not bound by an obligation to the other party or one of its Affiliates to hold such information confidential and (iii) information developed independently by a party or its Affiliates without use or reference to otherwise Confidential Information of the other party or its Affiliates.  Except with the prior written consent of the other party, each party will, and will cause its Affiliates to, use the other party’s and its Affiliates’ Confidential Information only in connection with the performance of its obligations hereunder and each party shall, and shall cause its Affiliates to, use commercially reasonable efforts to restrict access to the other party’s and its Affiliates’ Confidential Information to those employees of such party and its Affiliates requiring access for the purpose of providing or receiving Services hereunder.  Notwithstanding any provision of this Section 7.01 to the contrary, a party may disclose such portion of the Confidential Information relating to the other party or its Affiliates to the extent, but only to the extent, the disclosing party reasonably believes that such disclosure is required under Applicable Law or the rules of a Governmental Authority; provided that if permissible under Applicable Law and practicable, the disclosing party shall first notify the other party hereto of such requirement and allow such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure.  The parties acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section 7.01 and that the non-breaching party shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach of this Section 7.01.  In the event that a party learns or has reason to believe that Confidential Information of the other party or its Affiliates has been disclosed or accessed by an unauthorized Person, such party will immediately give notice of such event to its Liaison at the other party.

(b)   Upon the written request of the other party, except to the extent otherwise required by Applicable Law and/or its internal policies and procedures, each party shall, at its election, promptly return to the other party or destroy all Confidential Information of the other party received under or pursuant to the performance of this Agreement (including, to the extent practicable, all copies (in any and all media) and summaries thereof) that is within such party’s or its Affiliates’ possession, power, custody or control.  Notwithstanding the foregoing, each party may maintain a copy of the other party’s Confidential Information in its restricted access files for actual or anticipated litigation, regulatory compliance or corporate record keeping purposes, and neither party shall be required to destroy any computer records or files containing any Confidential Information that have been created pursuant to automatic electronic archiving and back-up procedures in the ordinary course of business where it would be unduly burdensome to do so or would be contrary to Applicable Law; provided that any Confidential Information retained by such party or its Affiliates shall continue to be subject to Section 7.01(a).  Promptly upon the written request of a party (and in any event within ten business days), the other party shall confirm in writing to such first party that it has complied with this Section 7.01(b).

Section 7.02.  Ownership of Assets.  (a) Masco Systems and any and all enhancements thereof or improvements thereto are and shall remain the sole exclusive property of the relevant Masco Entity(ies) and/or its Affiliates and/or its or their suppliers as applicable.

(b)   TopBuild Systems and any and all enhancements thereof or improvements thereto are and shall remain the sole exclusive property of the relevant TopBuild Entity(ies) and/or its Affiliates and/or its or their suppliers as applicable.

(c)   With respect to any Systems that a Masco Entity, a TopBuild Entity, or any of their respective Affiliates, as applicable, is required to maintain or enhance hereunder, as between the Masco Entities and the TopBuild Entities, all right, title and interest in and to such enhancements and any related documentation, whether created by the party that provides the Service or any employee, contractor, Affiliate or supplier on such party’s behalf, shall be owned exclusively by and vested exclusively in the party or its Group member by whom the applicable System is owned, licensed or provided.

(d)   As between any Masco Entity, on the one hand, and any TopBuild Entity, on the other hand, all right, title and interest in and to all data processed hereunder shall be owned exclusively by the Masco Entity or the TopBuild Entity that originally supplied it to the other; provided that all data created hereunder in connection with the delivery of any Service to Recipient or otherwise on behalf of Recipient shall be owned exclusively by Provider.  Each of Masco and TopBuild hereby assign to the other, and shall cause any of its respective employees, contractors, Affiliates, suppliers or third parties performing Services on its behalf pursuant to this Agreement to assign to the other, as applicable, all right, title and interest that any Masco Entity or any TopBuild Entity, as applicable, may have in the other’s or its Affiliates’ data acquired hereunder.

Section 7.03.  Security.  Each party, its Affiliates and their respective employees, authorized agents and subcontractors shall only use or access such other party’s and its Affiliates’ Systems, premises or data to the extent such Person is authorized by the other party or pursuant to the terms hereof.  Each party, its Affiliates and their employees, authorized agents and subcontractors shall comply with the other party’s and its Affiliates’ policies and procedures in relation to the use and access of the other party’s and its Affiliates’ Systems provided that they do not conflict with the terms of this Agreement; provided that to the extent such policies and procedures of Recipient make the provision of a given Service impracticable, Provider will be relieved of the obligation to provide such Service; provided further that Provider will give reasonable advance notice prior to terminating any Services pursuant to the preceding proviso.

Section 7.04.  Access to Information and Audit.  Subject to Applicable Law, each party shall, and shall cause its Affiliates to, with respect to any Service during the term of such Service, upon reasonable advance notice, afford the requesting party and its representatives reasonable access, during normal business hours, to the employees, properties, books and records and other documents that are reasonably requested in connection with the provision or receipt of such Service hereunder.  Recipient or its representatives shall have reasonable access, after requesting such access in writing in advance, during normal business hours to such records for the purpose of verifying the accuracy of the invoices submitted regarding such amounts due.  Any such investigation performed by or on behalf of Recipient shall be at Recipient’s sole cost and expense.  Recipient shall have the right to investigate Provider’s books for this purpose for a period of one (1) year after the month in which the Services were rendered, except in those circumstances where contracts by Provider or any of its Affiliates with third parties limit the investigation period to less than one year.

Section 7.05.  Compliance with Applicable Law.  Each party shall (and shall cause its Affiliates to) at all times fully comply with all Applicable Law to which such party and its Affiliates (to the extent such Affiliates are engaged in the receipt or provision of Services) is subject in connection with the receipt or provision of Services hereunder, as applicable.

Section 7.06.  Labor Matters.  All labor matters relating to employees of Provider and its Affiliates (including, without limitation, employees involved in the provision of Services to Recipient or any of its Affiliates) shall be within the exclusive control of Provider, and Recipient shall not take any action affecting such matters.  Nothing in this Agreement is intended to transfer the employment of employees engaged in the provision of any Service from one party or its Affiliates to the other or its Affiliates.  All employees and representatives of a party and any of its Affiliates will be deemed for all compensation, employee benefits, tax and social security contribution purposes to be employees or representatives of such party or its Affiliates (or their subcontractors) and not employees or representatives of the other party or any of its Affiliates (or their subcontractors).  In providing the Services, such employees and representatives of Provider and its Affiliates (or their subcontractors) will be under the direction, control and supervision of Provider or its Affiliates (or their subcontractors) and not of Recipient or its Affiliates.

Section 7.07.  Record Retention.  Each party shall take reasonable steps to preserve and maintain complete and accurate accounts, books, and records of and supporting documentation relating to the Services provided hereunder, which records shall be retained by such party and/or its Affiliates for the period of time specified in Provider’s record retention policies and procedures (which shall comply with Applicable Law).

ARTICLE 8
MISCELLANEOUS

Section 8.01.  No Agency; Independent Contractor Status.  Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.  The parties hereto acknowledge and agree that Provider is an independent contractor in the performance of each and every part of this Agreement and nothing herein shall be construed to be inconsistent with this status.  Subject to the terms and conditions of this Agreement, Provider shall have the authority to select the means, methods and manner by which any Service is performed.

Section 8.02.  Subcontractors.  Provider may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement; provided that (i) Provider shall use the same degree of care in selecting any subcontractors as it would if such subcontractor was being retained to provide similar services to Provider and (ii) Provider shall in all cases remain responsible for ensuring that obligations with respect to the standards of services set forth in this Agreement are satisfied with respect to any Service provided by a subcontractor hired or engaged by Provider.

Section 8.03.  Force Majeure.  (a)  For purposes of this Section 8.03, “force majeure” means an event beyond the reasonable control of either party, which by its nature was not foreseen by such party, or, if it was foreseen, was not reasonably avoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, threat, declaration, continuation, escalation or acts of war (declared or undeclared) or acts of terrorism, failure or shortage of energy sources, raw materials or components, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, and acts, omissions or delays in acting by any Governmental Authority or the other party.

(b)   Without limiting the generality of Section 5.02, neither party shall be under any liability for failure to fulfill any obligation to provide Services under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure; provided that (i) such party shall have used commercially reasonable efforts to minimize to the extent practicable the effect of force majeure on its obligations hereunder and (ii) nothing in this Section 8.03 shall be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected party, are contrary to its interests.  It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected party.  The party affected by the force majeure event shall notify the other party of that fact as soon as practicable.

Section 8.04.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

Section 8.05.  Notices.  Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

If to Masco to:

Masco Corporation

21001 Van Born Road

Taylor, Michigan 48180

Attn: General Counsel

Facsimile: (313) 792-6430

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn: John D. Amorosi

Bruce Dallas

Facsimile: (212) 701-5010

If to TopBuild to:

TopBuild Corp.

260 Jimmy Ann Drive

Daytona Beach, FL 32114

Attn: General Counsel

Facsimile: (386) 304-2144

with a copy to:

McDermott Will & Emery

333 SE 2nd Ave #4500

Miami, Florida 33131

Attn:  Harris C. Siskind

Facsimile: (305) 347-6500

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn: John D. Amorosi

Bruce Dallas

Facsimile: (212) 701-5010

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 8.07.  Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court, or if such court shall not have jurisdiction, any federal court located in the State of Delaware or any Delaware state court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from the transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside of the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.05 shall be deemed effective service of process on such party.

Section 8.08.  Specific Performance.  Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur.  In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 8.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10.  Severability.  If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.11.  Amendments; No Waivers.  (a)  Any provision of this Agreement (including the Schedules hereto) may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Masco and TopBuild, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 8.12.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.  If any party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under this Agreement.

Section 8.13.  Third Party Beneficiaries.  Except as set forth in Sections 5.02, 5.03 and 5.04, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 8.14.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 8.15.  Construction and Interpretation.  The parties hereto agree that in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of its authorship of any of the provisions of this Agreement.  Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.

Section 8.16.  Conflict of Terms.  If the terms of this Agreement conflict with terms of the Separation and Distribution Agreement with respect to any matter, then the terms of this Agreement will control.  If the terms of this Agreement conflict with the terms of the Tax Matters Agreement with respect to any matter, then the terms of the Tax Matters Agreement will control.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MASCO CORPORATION

By:	/s/ Kenneth G. Cole
Name: Kenneth G. Cole
Title: Vice President, General Counsel and Secretary

TOPBUILD CORP.

By:	/s/ John G. Sznewajs
Name: John G. Sznewajs
Title: President and Treasurer

(Signature Page to Transition Services Agreement)